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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of Calibrated Dividend Growth Portfolio was held on November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                               Votes For Votes Against Abstain Broker Non-Votes
                               --------- ------------- ------- ----------------
Calibrated Dividend Growth
  Portfolio                    5,514,542    451,757    400,937        0

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                               Votes For Votes Against Abstain Broker Non-Votes
                               --------- ------------- ------- ----------------
Calibrated Dividend Growth
  Portfolio                    5,530,129    437,005    400,102        0

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                               Votes For Votes Against Abstain Broker Non-Votes
                               --------- ------------- ------- ----------------
Calibrated Dividend Growth
  Portfolio                    5,863,202    255,155    248,879        --